EXHIBIT 99.1

[TOPPS LETTERHEAD]

August 22, 2007

Mr. Richard McWilliam

Chief Executive Officer

The Upper Deck Company

985 Trade Drive, Suite A

North Las Vegas, Nevada 89030

Dear Mr. McWilliam:

We are extremely disappointed for our stockholders that you withdrew your tender offer.

You have misled our Board, our stockholders, the Delaware court and the regulators.  As a result, our stock price has gyrated wildly based on your false and misleading statements to the public.

Our Board and management team have been intensely focused on maximizing value and, notwithstanding your self-serving statements to the contrary, we did indeed hope to reach an agreement by which Topps stockholders would receive $10.75 per share.  While we negotiated in good faith and used our best efforts to arrive at a transaction with you, given the lame excuses you assert in your letter of August 21 for taking such action, we believe it is now apparent to everyone that your tender offer was illusory.  Your conduct has been shameful, indefensible and, in my judgment, manipulative.

Your claim that you could not continue to proceed with your tender offer and finalize a transaction because the due diligence issues could not be resolved is specious.  You should have read our letter of August 20 with greater care.  In that letter, I stated that the Board was prepared to respond to every diligence request prior to signing a merger agreement, including those received recently.

So that there is no confusion, the letter, which was publicly filed, stated: “we have told you time and again (and reiterate again for the record) that once we conclude a consensual agreement with you (but prior to signing, of course), we will provide you with every missing piece of information you have requested.’”

Notwithstanding your additional diligence requests, which we publicly confirmed we would satisfy, a cursory look at your specific requests demonstrates that they would not contain any information that was necessary for you to determine whether to proceed with your tender offer.  For example:

•

We have provided you with Topps’ historical and projected P&L information by division, geography, business unit, product line, brand, product and quarter.  We also have provided P&L information for our Sports Card business in the aggregate, for both U.S. and international, including a breakout of product costs with details of royalties paid.  The only P&L information we had not yet provided was sales and margin by product for U.S. Sports Cards by sport, which we, as publicly stated, were prepared to give to you prior to signing an agreement.  As our major competitor, you should have a clear understanding of product profitability for U.S. Sports Cards well enough to be able to assess its value, and your insistence on seeing this information is suspicious at best.

•

We have filed publicly or made available to Upper Deck redacted forms of ALL league and players’ associations agreements.  As previously noted to you, we redacted only the most sensitive data, such as royalty rates and minimum dollar commitments, which we, as publicly stated, were prepared to give to you prior to signing an agreement.

•

We have provided to you the form of the player agreements, together with a full list of all individual players who have signed those agreements.  As we stated to you, we were prepared to give you the specific confidential terms to our “unique” player agreements once the terms of consensual merger agreement were settled (but, again, prior to signing an agreement with you).  Again, your statement that we would not provide these agreements is erroneous and misleading.

•

You requested the WizKids Distribution Agreement, and we provided you a copy with only the most sensitive pricing information redacted.  Still, as we publicly stated, we were prepared to give this to you prior to signing an agreement.

•

You requested detailed pricing information related to the same sports card suppliers that Upper Deck and Topps commonly share.  As our major competitor, it is inconceivable that you don’t already have an assessment of supplier pricing without our sensitive data.  You also were informed that this pricing would not transfer to you, and you already had our historical pricing as it was contained in our financials.  Notwithstanding the frivolous nature of the request, as publicly stated, we were prepared to give to you this information prior to signing an agreement.  All other pricing information has been provided to you.

•

Our virtual data room provides us the advantage of tracking which documents Upper Deck and its lawyers were viewing.  These records further demonstrate your true intentions were not those of a motivated buyer. You and your lawyers never even accessed over 50% of documents that you specifically requested and which were recently posted to the data room.  Apparently, you had already decided last week – for some reason – that further due diligence of Topps was no longer necessary.

•

We have already provided your lender, CIBC, with all the information it requested (including all of the competitively sensitive information) in order to facilitate Upper Deck’s ability to secure financing.  Although we were extremely skeptical that a commercial bank actually needed to review the detailed confidential information it demanded from us in order to decide whether to provide a financing commitment, we complied with their demands in order to not create potential roadblocks to your offer.

Time and again, Topps provided Upper Deck with a clear roadmap to a definitive agreement.  Upper Deck never once indicated a strong desire to get a deal done, other than through its misleading communications to the public.  We were stunned that we didn’t hear from you immediately after the HSR waiting period expired.  Frankly, we had expected a call at midnight from your advisors suggesting a meeting within a day or so to get a deal done.  That call never came (not at midnight, not over the weekend nor even the following week).  Instead, our advisors had to reach out to yours to ask when and if we could discuss a merger agreement.

The details of your neglect have already been stated in my last letter so I won’t repeat them again here, but the fact is Topps pushed and pushed and Upper Deck delayed and delayed.  Never once did Upper Deck request a meeting to discuss any outstanding business issues.  Never once did Upper Deck offer to get in a room with business people and advisors to resolve differences.  Never once did you or your business people pick up the phone and call me or anyone else at Topps (other than in response to our calls to you).  All of the initiatives came from Topps - we had to send you drafts and then call or email repeatedly to get your advisors to focus.  We had to call and email to push the process forward.  We wrote letters to try to stimulate some kind of action on the part of Upper Deck.  All in all, no one could possibly believe that Upper Deck’s behavior resembled the behavior of a motivated buyer.

All a legitimate buyer would have needed to do was to complete the tender on the terms you stated - buy whatever shares were tendered and then deal with the back-end either through a short-form or long-form merger.  You had the requisite regulatory approvals and claimed to have all of the financing.  All of the so-called conditions to your offer were, in fact, wholly within your control when you terminated your offer.  In any case, if Upper Deck had followed through on its tender offer, it could have acquired a majority of the shares in short order (and, we suspect, would have received overwhelming support for the offer from the stockholders), obtained control of the Board immediately and thereby thwarted any further efforts by any third party to acquire control of Topps or the Board.  That’s what a real buyer would have done.

Furthermore, given your lack of experience in the confectionery business, we find it more than curious that during the 5½ months since you have had access to our data room, you only performed a limited review of the hundreds of documents made available on Topps Confectionery, had no follow-up questions on the business, did not ask to speak with the supplier that manufactures most of our confectionery products and did not ask to speak with management to get clarity on the recent softening in performance.  We believe that any buyer would want to assess the value of Topps’ Confectionery business regardless of their plans for the business.  Topps Confectionery represents approximately half of the Company’s revenues and earnings and is the division that faces the most challenging strategic and financial conditions going forward.

Finally, on August 21, we filed a merger agreement, which we believed our Board was prepared to recommend, subject only to Topps’ obligations under the existing merger agreement with Tornante-MDP.  Incredibly, rather than contact us or our advisors to finalize a transaction that would benefit our stockholders, you withdrew your tender offer.  It appears that you were using your tender offer as a Trojan horse to gain access to our confidential information, disrupt our business and interfere with our pending merger transaction, the consummation of which could threaten the success of your business.

We intend to hold Upper Deck fully responsible for the damages you have caused Topps and its stockholders, and hope that our stockholders, or representatives acting on their behalf, and appropriate regulators will do likewise.  We will now turn our attention to completing the Tornante – Madison Dearborn Partners transaction.

Sincerely
/s/ Allan A. Feder
Allan A. Feder, Lead Director